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                                                                    EXHIBIT 10.1

                       [CONEXANT SYSTEMS, INC. LETTERHEAD]

                                February 27, 2004

PERSONAL & CONFIDENTIAL

J. Scott Blouin
75 Monterey Pine Drive
Newport Coast, CA 92657

         Re:      Amendment to Employment Agreement

Dear Scott:

         This letter agreement (the "Amendment") hereby amends, effective as of the date hereinafter set forth, the Employment Agreement dated as of December 18, 2002 between you and Conexant Systems, Inc. (the "Company") (the "Agreement").

         This Amendment shall only become effective at the Effective Time, as defined in the Agreement and Plan of Reorganization dated as of November 3, 2003, as amended as of January 15, 2004 (the "Merger Agreement"), by and among the Company, Concentric Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company, and GlobespanVirata, Inc., a Delaware corporation. This Amendment shall be of no force or effect unless, and until, the Merger (as defined in the Merger Agreement) is consummated. The date this Amendment becomes effective is referred to as the "Amendment Effective Date".

         Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

1. Section 4 of the Agreement is hereby amended in its entirety to read as follows:

         "4.      Employment Period. Subject to the provisions of Section 6
hereof, and the Executive's right to voluntarily terminate employment at any time during the Employment Period, the Company hereby employs, and agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on the Amendment Effective Date and ending on the second anniversary of the Amendment Effective Date (the "Renewal Date") (the "Employment Period"); provided, however, that the Employment Period shall be automatically extended for an additional one-year term on the Renewal Date and on each anniversary of the Renewal Date, unless either party gives at least sixty days' advance written notice to the other party that it no longer wishes such automatic extensions to continue."

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2.       Section 5(a)(i) of the Agreement is hereby amended in its entirety to read as follows:

         "(i)     During the Employment Period, the Executive shall be employed as Senior Vice President and Chief Accounting Officer of the Company. The Executive will initially report directly to the Chief Financial Officer of the Company. The Executive shall have the authority typically held by the chief accounting officer of a major corporation and the Executive's services shall be performed in Newport Beach, California or at any other office or location less than 35 miles from Newport Beach, California."

3. Section 5(a)(ii) of the Agreement is hereby amended in its entirety to read as follows:

         "(ii)    During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote his full attention and time during normal Business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, including without limitation the board of directors of SiRF Technology, Inc. ("SiRF"), (B) deliver lectures, fulfill speaking engagements or teach at educational institutions or (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement. The Company shall recommend to the board of directors of SiRF that the Executive serve as the Company's representative on the board of directors of SiRF, subject to the approval of the board of directors of SiRF."

4. Section 5(b)(i) of the Agreement is hereby amended in its entirety to read as follows:

         "(i)     Base Salary. During the Employment Period, the Executive shall receive an annual base salary (the "Annual Base Salary") which shall be paid at a monthly rate. Effective as of the Amendment Effective Date, the Annual Base Salary shall be $300,000. During the Employment Period, the Annual Base Salary shall be reviewed at least annually. Any increase in the Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The Executive's Annual Base Salary shall not be reduced after any increase and the term Annual Base Salary as utilized in this Agreement shall refer to the Annual Base Salary as so increased."

5. Section 5(b)(ii) of the Agreement is hereby amended in its entirety to read as follows:

         "(ii)    Incentive Bonus. In addition to Annual Base Salary, for fiscal year 2003, the Executive shall be awarded an incentive bonus which shall be delivered as a cash-

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based award subject to achievement of pre-determined operating profit goals.
After fiscal year 2003, during the Employment Period, the Executive shall be eligible to earn an annual performance bonus payable in cash in an amount determined at the discretion of the Board or the Compensation and Management Development Committee of the Board (the "Compensation Committee") or each fiscal year. The Board or the Compensation Committee shall establish a target bonus for the Executive with respect to each fiscal year of the Employment Period based upon overall performance of the Company and upon the Executive's individual performance, with the amount of the target bonus to be based on competitive market levels and with bonus payments to be based on actual performance. The Executive's annual target bonus for the fiscal year ending October 1, 2004 will be sixty percent (60%) of the Base Salary. In the event that a target bonus is not established with respect to any subsequent year, the Executive's target bonus shall be deemed to be the target bonus established under this Agreement for the immediately preceding year."

6. A new Section 5(b)(ix) of the Agreement is hereby added to read as follows:

         "(ix)    Cash Retention Bonuses.

         (A) In addition to any other bonuses payable under this Agreement, within 14 days after the Amendment Effective Date, the Company shall pay to the Executive a lump sum cash bonus in the amount of $125,000 (the "Initial Cash Retention Bonus"). The Initial Cash Retention Bonus will be deemed to be earned on the one year anniversary of the Amendment Effective Date. Should the Executive voluntarily terminate his employment without "Good Reason" (as defined in Section 6(c) of this Agreement) or be terminated for "Cause" (as defined in
Section 6(b) of this Agreement) before the first anniversary of the Amendment Effective Date, the Executive shall repay to the Company in cash an amount equal to the Initial Cash Retention Bonus.

         (B) In addition to any other bonuses payable under this Agreement, within 14 days after the first anniversary of the Amendment Effective Date, the Company shall pay to the Executive a lump sum cash bonus in the amount of $75,000 (the "Subsequent Cash Retention Bonus"). The Subsequent Cash Retention Bonus will be deemed to be earned on the second anniversary of the Amendment Effective Date. Should the Executive voluntarily terminate his employment without "Good Reason" (as defined in Section 6(c) of this Agreement) or be terminated for "Cause" (as defined in Section 6(b) of this Agreement) before the second anniversary of the Amendment Effective Date, the Executive shall repay to the Company in cash an amount equal to the Subsequent Cash Retention Bonus." Should the Executive be terminated by the Company without Cause or if the Executive Resigns for Good Reason after the Amendment Effective Date and prior to the one (1) year anniversary of the Amendment Effective Date, Executive will be entitled to receive the "Subsequent Cash Retention Bonus" outlined in this section 6(B).

7.       A new Section 5(b)(x) is hereby added to read as follows:

         "(x)     Additional Equity Compensation.

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         (A)      In addition to any other equity compensation provided for
under this Agreement, on or about the Amendment Effective Date, the Company shall grant to the Executive options to purchase 200,000 shares of common stock, par value $.01 per share, of the Company (the "Company Common Stock"), with an exercise price equal to the fair market value of the Company Common Stock on the date of grant. Such options shall become exercisable in four equal installments on the first, second, third and fourth anniversaries of the date of grant.

         (B) On or about the Amendment Effective Date, the Company shall grant to the Executive options to purchase 175,000 shares of Company Common Stock, with an exercise price equal to the fair market value of the Company Common Stock on the date of grant. Such options shall become exercisable on the second anniversary of the Amendment Effective Date."

8. Section 6(c) of the Agreement is hereby amended in its entirety to read as follows:

         "(c)     Good Reason - Initiated By The Executive. The Executive's
employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

         (i) The Company's assignment to the Executive of duties materially inconsistent with respect to the Executive's position, authority, duties or responsibilities as defined in Section 5(a) of this Agreement;

         (ii) The Company's requiring the Executive to be based at any office or location other than as provided in Section 5(a)(i) hereof;

         (iii) Any purported termination by the Company of the Executive's employment other than as expressly permitted by this Agreement;

         (iv) Any failure by the Company to comply with and satisfy Section 14(c) of this Agreement; or

         (v) The failure by the Company to expand substantially the duties, responsibilities and title of the Executive within 18 months after the Amendment Effective Date.

For purposes of Section 6(c) of this Agreement, any good faith determination of "Good Reason" made by the Executive shall be conclusive."

9. Section 7(a) of the Agreement is hereby amended in its entirety as follows:

         "(a)     Good Reason - Initiated By The Executive; Other Than for
Cause, Death or Disability. If the Executive terminates his employment with the Company for Good Reason as defined in Section 6(c) of this Agreement, or his employment is terminated by the Company other than for Cause, Death or Disability, then the Company shall:

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         (i)      Within thirty (30) days after the Executive's Date of
Termination, pay to the Executive (A) his Annual Base Salary through his Date of Termination, (B) the amount of any compensation previously deferred by the Executive and (C) any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliates ("Other Benefits"), in each case to the extent theretofore unpaid. The amounts referred to in subclauses (A) and (B) are referred to collectively as "Accrued Obligations";

         (ii) Continue to pay to the Executive Annual Base Salary for a period of two years from the Date of Termination in accordance with normal Company pay practices;

         (iii) Pay to the Executive promptly after the end of the fiscal year in which the Date of Termination occurs the full amount of the target bonus for the fiscal year in which the Executive's Date of Termination occurs;

         (iv) Provide welfare benefits coverage described in Section 5(b)(iv) and fringe benefits coverage described in Section 5(b)(vii) to the Executive for a period of two years from the Date of Termination; and

         (v) Provide the Executive with continued vesting in all unvested options to purchase Company Common Stock and shares of restricted Company Common Stock then held by the Executive pursuant to their terms for a period of two years from the Date of Termination (the "Continuation Period") and the Executive shall be entitled to exercise all such vested options during the Continuation Period and the ninety-day period commencing at the end of the Continuation Period."

10. The second sentence of Section 11 of this Agreement is hereby amended in its entirety as follows:

         "A competing business, for purposes of this Agreement, is any of the following companies: Broadcom Corporation, ST Microelectronics, LSI Logic Corporation, Texas Instruments Inc. or Philips Electronics."

11. Section 15(b) of the Agreement is hereby amended to change the address for notices and other communications to the Company to read as follows:

         "If to the Company:

         Conexant Systems, Inc.
         4000 MacArthur Boulevard, West Tower
         Newport Beach, CA 92660-3095
         Fax: (949) 483-9475

         Attention: Dennis E. O'Reilly, Senior Vice President, Chief Legal
                    Officer and Secretary"

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         Except as hereinabove modified, the Agreement shall remain in full force and effect.

         Please confirm your agreement with the foregoing by signing and returning the enclosed copy of this Amendment.

                                                CONEXANT SYSTEMS, INC.

                                                By:/s/ Michael H. Vishny
                                                   -----------------------------
                                                   Name:  M.H. Vishny
                                                   Title: Sr. Vice President
                                                          Human Resources

Accepted and Agreed to as of
the date set forth above:

J. SCOTT BLOUIN

/s/ J. Scott Blouin
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